Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Infinite Eagle Acquisition Corp

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Units each consisting of one Class A ordinary share, $0.0001 par value, and one right to receive one [ ] (1/[ ]) of one Class A ordinary share upon the consummation of an initial business combination		457(o)	34,500,000		$10.00		$345,000,000.00	0.0001381	$47,644.50
Fees to be Paid	Equity	Class A ordinary shares included as part of the Units		457(o)	34,500,000				0.00	0.0001381	0.00
Fees to be Paid		Eagle Share Rights included as part of the Units		Other	34,500,000						0.00
Fees to be Paid		Class A ordinary shares underlying the Eagle Share Rights included as part of the Units	(1)	Other		$		$			$0.00

Total Offering Amounts:									$345,000,000.00		47,644.50
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:											$47,644.50

__________________________________________
Offering Note(s)

(1)	The number of Class A ordinary shares underlying the Eagle Share Rights included as part of the Units is not determinable as of the date of this filing. The Company will file a pre-effective amendment that will include the fraction of one Eagle Share Right included as part of the Units and will pay a supplemental fee for the number of Class A ordinary shares underlying the Eagle Share Rights at the time of such pre-effective amendment.